                              EXCHANGE AGREEMENT

                                    among

                            KRANZCO REALTY TRUST,

                          NEW AMERICA NETWORK, INC.,

                               GERALD C. FINN,

                               JEFFREY M. FINN

                                     and

                      JEFFREY M. FINN, AS TRUSTEE OF THE
                      GRANTOR RETAINED ANNUITY TRUST OF
                     GERALD C. FINN U/A DTD. MAY 12, 1998

                        Dated as of ____________, 1998

                              TABLE OF CONTENTS


Article                                   Page
-------                                                                    ----

1.  Exchange Offer; Tendering of Shares; Closing..........................   2
    1.2.    Tendering of Shares...........................................   2
    1.3.    Closing  .....................................................   2

2.  Representations and Warranties of NAI and the Sellers.................   2
    2.1.    Organization and Good Standing................................   2
    2.2.    Capitalization of NAI; Ownership of Seller Shares.............   3
    2.3.    Organization and Good Standing of Subsidiaries................   3
    2.4.    Options  .....................................................   4
    2.5.    Authority of NAI and the Sellers..............................   4
    2.6.    Consents and Approvals; No Violations.........................   4
    2.7.    Assets and Liabilities........................................   5
    2.8.    Insurance.....................................................   5
    2.9.    Owned and Leased Real Property................................   5
    2.10.   Contracts; Debt Instruments...................................   5
    2.11.   Absence of Certain Changes or Events..........................   5
    2.12.   Financial Statements, Undisclosed Liabilities.................   6
    2.13.   Books and Records.............................................   6
    2.14.   Taxes.........................................................   6
    2.15.   Related Party Transactions....................................   7
    2.16.   Litigation....................................................   7
    2.17.   Compliance with Applicable Law................................   7
    2.18.   No Brokers, Finders or Investment Bankers.....................   8
    2.19.   Absence of Changes in Benefit Plans; ERISA Compliance.........   8
    2.20.   Employees & Employee Policies.................................   8
    2.21.   Broker Members, Brokerage and Other Services..................   8
    2.22.   Environmental Representations.................................   9
    2.23.   Intellectual Property Representations.........................   9
    2.24.   Access to Records.............................................   9
    2.25.   Responses from Buyer..........................................   9
    2.26.   No Representation Regarding Investment........................   9
    2.27.   Private Company; Prior Offerings..............................  10
    2.28.   Informed Investment Decisions.................................  10
    2.29.   Receipt of Buyer Registration Statements......................  10

3.  Representations and Warranties of the Buyer...........................  10
    3.1.    Organization and Good Standing................................  10
    3.2.    Capitalization of the Buyer...................................  10
    3.3.    Authority of the Buyer........................................  11
    3.4.    Consents and Approvals; No Violations.........................  11
    3.5.    Buyer Common Shares...........................................  11
    3.6.    No Brokers, Finders or Investment Bankers.....................  11
    3.7.    SEC Filings...................................................  12

Article                                   Page
-------                                                                    ----

4.  Covenants.............................................................  12
    4.1.    Other Transaction Proposals...................................  12
    4.2.    Conduct of Businesses.........................................  13
    4.3.    Filings; Other Action.........................................  14
    4.4.    Inspection of Records; Opportunity to Ask Questions...........  15
    4.5.    Publicity.....................................................  15
    4.6.    Listing Application...........................................  15
    4.7.    Further Action................................................  15
    4.8.    Sale of Securities of NAI and the Buyer.......................  15
    4.9.    Expenses......................................................  16

5.  Conditions............................................................  16
    5.1.    Conditions to Each Party's Obligation to Consummate the
            Exchange Offer................................................  16
    5.2.    Conditions to Obligations of the Buyer to Consummate the
            Exchange Offer................................................  17
    5.3.    Conditions to Obligation of NAI and the Sellers to Consummate
            the Exchange Offer............................................  18

6.  Termination...........................................................  19
    6.1.    Termination by Mutual Consent.................................  19
    6.2.    Termination by the Sellers, NAI or the Buyer..................  19
    6.3.    Termination by the Sellers or NAI.............................  19
    6.4.    Termination by the Buyer......................................  20
    6.5.    Effect of Termination and Abandonment.........................  20
    6.6.    Extension; Waiver.............................................  20

7.  Indemnification.......................................................  21
    7.1.    By the Sellers................................................  21
    7.2.    By the Buyer..................................................  22
    7.3.    By NAI........................................................  23
    7.4.    Limitation on Indemnification.................................  24
    7.5.    Escrow........................................................  24

8.  General Provisions....................................................  25
    8.1.    Survival......................................................  25
    8.2.    Notices.......................................................  25
    8.3.    Assignment; Binding Effect; Benefit...........................  26
    8.4.    Entire Agreement..............................................  26
    8.5.    Amendment.....................................................  26
    8.6.    Governing Law.................................................  26
    8.7.    Counterparts..................................................  27
    8.8.    Headings......................................................  27
    8.9.    Interpretation................................................  27
    8.10.   Waivers.......................................................  27

Article                                   Page
-------                                                                    ----

    8.11.   Incorporation.................................................  27
    8.12.   Severability..................................................  27
    8.13.   Enforcement of Agreement......................................  27
    8.14.   Non-Recourse..................................................  27

Exhibit A   Unanimous Written Consent of Shareholders of NAI
Exhibit B-1 Gerald Finn Employment Agreement
Exhibit B-2 Jeffrey Finn Employment Agreement
Exhibit C   Escrow Agreement

                              EXCHANGE AGREEMENT

         EXCHANGE AGREEMENT (this "Agreement"), dated as of ____________, 1998, among Kranzco Realty Trust, a Maryland real estate investment trust (the "Buyer"), New America Network, Inc., a Delaware corporation, which conducts business under the name New America International ("NAI"), Gerald C. Finn ("G. Finn"), Jeffrey M. Finn, ("J. Finn" and together with G. Finn, the "Finns") and Jeffrey M. Finn, as Trustee of the Grantor Retained Annuity Trust of Gerald C. Finn u/a dtd. May12, 1998, the "Trust", and together with the Finns, the "Sellers").

                                   RECITALS

         WHEREAS, the Buyer desires to exchange $8,000,000 of ten-year convertible subordinated notes of the Buyer (the "Buyer Notes") for 80% of the issued and outstanding shares of common stock, par value $.01 per share, of NAI ("NAI Common Stock") pursuant to an exchange offer (the "Exchange Offer") to be conducted in accordance with a prospectus included as part of a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act");

         WHEREAS, subject to the terms and conditions of this Agreement, the Buyer will conduct the Exchange Offer in accordance with the Exchange Offer Registration Statement;

         WHEREAS, the Sellers own an aggregate of 10,082,997 shares of NAI Common Stock, representing 77.7% of the issued and outstanding shares of NAI Common Stock;

         WHEREAS, in connection with the Exchange Offer, on March 20, 1998, the Buyer, NAI and the Finns entered into a letter of intent (the "Letter of Intent"), pursuant to which, subject to the terms and conditions of this Agreement, the Sellers agreed, among other things, (i) to tender 80% of their shares of NAI Common Stock to the Buyer in the Exchange Offer, (ii) in the event that less than 80% of all of the issued and outstanding shares of NAI Common Stock are tendered to the Buyer in connection with the Exchange Offer, to tender such additional number of their shares of NAI Common Stock such that at least 80% of all of the issued and outstanding shares of NAI Common Stock are tendered to the Buyer in connection with the Exchange Offer (provided that in no event shall the Sellers be required to tender more than 90% of the shares of NAI Common Stock owned by the Sellers) and (iii) make certain representations and warranties to the Buyer in respect of NAI and the information contained in the Exchange Offer Registration Statement and the Distribution Registration Statement (as defined below) relating to NAI;

         WHEREAS, the parties hereto desire to enter into this Agreement in order to formalize the matters agreed to in the Letter of Intent and certain other matters; and

         WHEREAS, immediately following the consummation of the Exchange Offer, (i) NAI intends to reincorporate as a Maryland corporation, through the merger of NAI with and into a wholly-owned subsidiary of NAI, (ii) the Buyer intends to distribute 70.2% of the issued and outstanding shares of NAI Common Stock to its shareholders (the "Distribution") and (iii) immediately following the Distribution, NAI intends to distribute to its shareholders (including the shareholders of the Buyer who receive NAI Common Stock as part of the Distribution) rights ("Rights") to purchase one share of NAI Common Stock at a price of $2.00 per share, each as more fully described in the prospectus included as part of a Registration Statement on Form S-1 (the "Distribution Registration Statement") under the Securities Act;

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                  ARTICLE 1

         1.     Exchange Offer; Tendering of Shares; Closing

         1.1. Exchange Offer. Subject to the terms and conditions of this Agreement, the Buyer agrees to conduct the Exchange Offer in accordance with the Exchange Offer Registration Statement.

         1.2. Tendering of Shares. The Sellers hereby agree that each of them will tender 80% of his shares of NAI Common Stock in the Exchange Offer; provided, however, that in the event that less than 80% of the issued and outstanding shares of NAI Common Stock are tendered to the Buyer in connection with the Exchange Offer, the Sellers shall tender such additional number of their own shares of NAI Common Stock such that at least 80% of the issued and outstanding shares of NAI Common Stock are tendered to the Buyer in connection with the Exchange Offer; provided further, however, that in no event shall the Sellers be required to tender more than 90% of the shares of NAI Common Stock owned by the Sellers.

         1.3. Closing. Subject to the terms and conditions of this Agreement and the Exchange Offer Registration Statement, the closing of the Exchange Offer (the "Closing") shall take place at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York, as promptly as practicable following the Expiration Date (as defined in the Exchange Offer Registration Statement) and in accordance with the Exchange Offer Registration Statement. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

                                  ARTICLE 2

         2. Representations and Warranties of NAI and the Sellers. NAI and the Sellers, jointly and severally, represent and warrant to the Buyer as follows:

         2.1. Organization and Good Standing. NAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate, lease and encumber its properties and assets and to carry on its business as it is now being conducted. NAI is licensed and qualified to do business as a foreign corporation and is in good standing in all the states, countries and jurisdictions listed on Schedule 2.1 hereto, which is a true, complete and correct list of all of the states, countries and jurisdictions in which NAI is required to be licensed and qualified to do business as a foreign corporation or in which it owns or leases property other than any state, country or jurisdiction where the failure to be so licensed or qualified would not have a material adverse effect on the condition (financial or otherwise), business, prospects, properties, net worth or results of operations of NAI and its subsidiaries taken as a whole. NAI and the Sellers have delivered to Buyer true, complete and correct copies of the Certificate of Incorporation of NAI and its Bylaws, in each case, as amended and/or restated.

         2.2. Capitalization of NAI; Ownership of Seller Shares. The authorized stock of NAI consists of 20,000,000 shares of NAI Common Stock and 1,000,000 shares of preferred stock ("NAI Preferred Stock") of which 201,000 shares have been designated as Series A Redeemable Convertible Preferred Stock ("NAI Series A Preferred Stock"). As of the date hereof, there are 12,974,414 shares of NAI Common Stock issued and outstanding and there are no shares of NAI Series A Preferred Stock are issued and outstanding.

All of the issued and outstanding shares of NAI Common Stock are owned beneficially and of record by the shareholders of NAI, and to the best of the Sellers' knowledge after due inquiry, are free of any liens, claims, actions, rights of first refusal or other encumbrances. All such shares have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights with no personal liability attaching to the ownership thereof. There are no notations on the share certificates or in the stock records as to any liens, claims, actions or rights of first refusal or other encumbrances. NAI also has 534,675 shares of treasury stock (the "NAI Treasury Stock"). Set forth as Schedule 2.2 is a true, complete and correct listing of each shareholder of NAI, the number of shares owned by each such shareholder and the dates of issuance of all such shares.

         G. Finn is the record and beneficial owner of 7,385,890 shares of NAI Common Stock (excluding shares of NAI Common Stock owned by the Trust), J. Finn is the record and beneficial owner of 697,107 shares of NAI Common Stock (excluding shares of NAI Common Stock owned by the Trust) and the Trust is the record and beneficial owner of 2,000,000 shares of NAI Common Stock (collectively, the "Seller Shares"). The Seller Shares are, and as of the closing of the Exchange Offer will be, free and clear of any liens, claims, actions, rights of first refusal and other circumstances.

         2.3. Organization and Good Standing of Subsidiaries. (a) Each Subsidiary (as defined below) of NAI (an "NAI Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of its state of jurisdiction and has all requisite corporate power and authority to own, operate, lease and encumber its properties and assets and to carry on its business as it is now being conducted. Each NAI Subsidiary is licensed and qualified to do business and is in good standing in all the states, countries and jurisdictions listed on Schedule 2.3(a) hereto, which is a true, complete and correct list of all of the states, countries and jurisdictions in which each NAI Subsidiary is required to be licensed and qualified to do business or in which it owns or leases property other than any state, country or jurisdiction where the failure to be so licensed or qualified would not have a material adverse effect on the condition (financial or otherwise), business, prospects, properties, net worth or results of operations of such NAI Subsidiary, taken as a whole. NAI and the Sellers have delivered to the Buyer true, complete and correct copies of the Articles of Incorporation and Bylaws, in each case, as amended and/or restated for each NAI Subsidiary.

                (b) Each NAI Subsidiary is wholly-owned by NAI and the ownership interest of NAI in each NAI Subsidiary, is free of any liens, claims or other encumbrances. All shares of each NAI Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights with no personal liability attaching to the ownership thereof. Set forth on Schedule 2.3(b) is a true, complete and correct listing of each NAI Subsidiary. "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns any of the capital stock or other equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         2.4. Options. Except as set forth as Schedule 2.4, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which NAI or any NAI Subsidiary is a party or by which such entity is bound, obligating NAI or any NAI Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of stock, voting securities or other ownership interest of NAI or any NAI Subsidiary or obligating NAI or any NAI Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to NAI or an NAI Subsidiary).

         2.5. Authority of NAI and the Sellers. NAI and the Sellers have all requisite power (corporate, in the case of NAI, and trust, in the case of the Trust) and authority to execute and deliver this Agreement, the other documents set forth as Schedule 2.5 and any other documents contemplated by this Agreement or such documents or the transactions contemplated thereby (the "Transaction Documents"), to consummate the transactions contemplated by the Transaction Documents and to take all other actions required to be taken by them pursuant to the provisions hereof and thereof. The execution, delivery and performance by NAI and the Sellers and the consummation by NAI and the Sellers of the transactions contemplated by the Transaction Documents, have been approved by all requisite corporate action of NAI and trust action on the part of the Trust, and no other corporate or trust proceedings on the part of NAI or the Trust, as the case may be, are necessary to authorize the execution, delivery and performance of the Transaction Documents. The Transaction Documents have been duly and validly executed and delivered by NAI and the Sellers, as the case may be, and constitute valid and binding agreements of NAI and the Sellers, as the case may be, enforceable against NAI and the Sellers in accordance with their respective terms.

         2.6.   Consents and Approvals; No Violations. Except as set forth in
Schedule 2.6 hereto, no filing or registration with, and no consent, authorization, declaration or approval of, any governmental body, court, arbitration board, tribunal or authority ("Governmental Entity"), or any third party, is necessary for the execution, delivery and performance by NAI or the Sellers of the Transaction Documents or the consummation of the transactions contemplated thereby. The execution, delivery and performance by NAI and the Sellers of the Transaction Documents and the transactions contemplated thereby, will not (i) constitute any violation or breach of any provision of the charter or By-laws of NAI or any NAI Subsidiary or the trust agreement of the Trust, or (ii) constitute any violation or breach of any provision of, or constitute a default (or an event which, with the giving of notice or the passage of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any liens, pledges, mortgages, deeds of trust, security interests, claims against title, charges, options or other encumbrances ("Encumbrances") upon any of the assets of NAI, any NAI Subsidiary or the Sellers under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions under (A) the Certificate of Incorporation or the By-laws of NAI or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any NAI Subsidiary, each as amended or supplemented to the date of this Agreement, or (B) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, license, franchise, permit, concession, contract, or other instrument, or other obligation to which NAI, any NAI Subsidiary or the Sellers is a party, or by which NAI, any NAI Subsidiary, the Sellers or any of their properties is bound or affected, or (iii) conflict with or constitute any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NAI, any NAI Subsidiary or the Sellers.

         2.7. Assets and Liabilities. NAI and each NAI Subsidiary has good and valid title to all assets used in their respective businesses, free and clear of any Encumbrances. The assets reflected on the balance sheet being delivered pursuant to Section 2.12 hereto constitute all of the assets used in, and are sufficient for, the operation of NAI's business as it is presently conducted.

         2.8. Insurance. NAI and the Sellers acknowledge that NAI and each NAI Subsidiary has adequate insurance coverage for their respective assets.
Schedule 2.8 is a true, complete and correct listing of all property and casualty policies in effect for NAI and its Subsidiaries and copies of all such property and casualty policies have been delivered to the Buyer. All such policies are in full force and effect and no notice of cancellation, threatened cancellation, default or non-compliance has been received with respect thereto.

         2.9. Owned and Leased Real Property. Neither NAI nor any NAI Subsidiary owns any real property. Set forth on Schedule 2.9 is a true, complete and accurate list of all leases of real property under which NAI or any NAI Subsidiary is either the lessor or lessee. To the best knowledge of the Sellers, each such lease is the legal, valid and binding obligation of the lessor and lessee thereof, enforceable in accordance with its terms. True, complete and correct copies of all leases have been delivered to the Buyer.

         2.10. Contracts; Debt Instruments. Neither NAI, any NAI Subsidiary nor the Sellers has received a written notice that NAI or any NAI Subsidiary is in violation of or in default under (nor to the best knowledge of NAI and the Sellers does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 2.10(a) hereto, nor to the best knowledge of NAI and the Sellers does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a material adverse effect on the business, assets, properties, financial condition or results of operations of NAI and the NAI subsidiaries taken as a whole (an "NAI Material Adverse Effect"). Set forth on Schedule 2.10(b) is a true, complete and correct list of all contracts and agreements to which NAI or any NAI Subsidiary is a party which are not set forth on another Schedule hereto. NAI and the Sellers have delivered to the Buyer true, correct and complete copies of the contracts and agreements listed on Schedule 2.10(c).

         Set forth as Schedule 2.10(d) is a true, complete and correct list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement and instrument pursuant to which any indebtedness of NAI or any NAI Subsidiary is outstanding or may be incurred. Neither NAI nor any NAI Subsidiary is in default under any such loan or credit agreement, note, bond, mortgage, indenture or any other agreement.

         2.11. Absence of Certain Changes or Events. Since the date of the most recent audited financial statements ("NAI Financial Statement Date") NAI and the NAI Subsidiaries have conducted their business only in the ordinary course (including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition, or results of operations or prospects of NAI and the NAI Subsidiaries taken as a whole (an "NAI Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an NAI Material Adverse Change, (b) any split, combination or reclassification of any of NAI's shares of Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its Common Stock or any issuance of an ownership interest in, any NAI Subsidiary, (c) any damage, destruction or loss, whether or not covered by insurance, that has or would have an NAI Material Adverse Effect,
(d) any change in accounting methods, principles or practices by NAI or any NAI Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles ("GAAP") or (e) any amendment of any employment, consulting, severance, retention or any other agreement between NAI or any NAI Subsidiary and any officer of NAI or any NAI Subsidiary, true, complete and correct copies of which agreements and amendments thereof are listed on Schedule 2.11 hereto, or (f) any redemption of the shares of NAI's capital stock other than the redemption of the outstanding NAI Series A Preferred Stock for $202,000. There is no employment or severance contract, or other agreement requiring payments, or cancellation of indebtedness to which NAI or an NAI Subsidiary is a party or other obligation required to be made or satisfied by NAI or any NAI Subsidiary upon a change of control or otherwise as a result of the execution of the Transaction Documents or the consummation of any of the transactions contemplated by the Transactions Documents.

         2.12. Financial Statements, Undisclosed Liabilities. The consolidated financial statements of NAI for the last three fiscal years ended June 30, 1997 and six months ended December 31, 1997 have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP. Neither NAI nor any of the NAI Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of NAI or in the notes thereto) other than as set forth in such financial statements. The Sellers and NAI have delivered to the Buyer copies of all financial statements of NAI and its Subsidiaries for the three fiscal years ended June 30, 1995, 1996, 1997 and the six months ended December 31, 1997.

         2.13. Books and Records. The books of account and all other financial records of NAI and each NAI Subsidiary are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements delivered by NAI. The minute books and other records of NAI and each NAI Subsidiary have been made available to the Buyer, contain accurate records of all meetings and accurately reflect in all material respects all other actions of the shareholders, the directors and any committees.

         2.14. Taxes. Except as set forth in Schedule 2.14, NAI and each NAI Subsidiary has timely filed all federal, state, local and foreign tax returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) through the date hereof and such returns are complete, accurate and comply with all applicable laws and NAI and each NAI Subsidiary has timely paid all Taxes (as defined below) required to be paid by them. True, correct and complete copies of all federal, state, local and foreign tax returns filed by NAI and each NAI Subsidiary and all communications relating thereto have been delivered to the Buyer. There are no claims or assessments for the collection of any taxes from NAI or any NAI Subsidiary, which have been asserted, are pending, or, to the knowledge of the Sellers and NAI, threatened. There are no audits relating to Taxes of NAI or any NAI Subsidiary pending, or, to the knowledge of the Sellers and NAI, threatened. The most recent audited financial statements reflect an adequate reserve for all material Taxes payable by NAI and each NAI Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Neither NAI nor any NAI Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a risk that any Tax described in the preceding sentence will be imposed upon NAI or any NAI Subsidiary. To the best knowledge of NAI and the Sellers, no deficiencies for any Taxes have been proposed, asserted or assessed against NAI or any NAI Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto. No outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or tax returns has been given by or on behalf of NAI. No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or tax returns of NAI and NAI has not received any written notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to NAI or any tax return filed by or with respect to NAI. NAI has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986 (the "Code") (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset, as such term is defined in Section 341(f)(4) of the Code, owned by NAI. NAI has no liability for Taxes of any person pursuant to Treasury Regulation ss.1.1502-6 (or any similar provision of state, local or foreign law) and NAI is not a party to any tax sharing agreement. NAI is not a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 280G of the Code.

         2.15. Related Party Transactions. Set forth on Schedule 2.15 hereto is a true, complete and correct list of all arrangements, agreements and contracts entered into by NAI or any NAI Subsidiary with (a) any consultant,
(b) any person who is an officer, director, employee, Affiliate or shareholder of NAI or any NAI Subsidiary, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate or shareholder, officer, director or employee. "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

         2.16. Litigation. There are no actions, suits or proceedings pending, or to the best knowledge of the Sellers and NAI, threatened in writing against or affecting NAI or any NAI Subsidiary, at law or in equity, that individually or in the aggregate, could reasonably be expected to (i) have an NAI Material Adverse Effect, or (ii) prevent the consummation of any of the transactions contemplated by the Transaction Documents, nor are there any orders, injunctions, judgements or decrees of any court, arbitrator or other Governmental Entity, to which NAI and any NAI Subsidiary is or has been a party or by which NAI and any NAI Subsidiary's properties are, or have been, bound or which, insofar as reasonably can be foreseen in the future would have, any such effect.

         2.17.  Compliance with Applicable Law. (a) Except as set forth on
Schedule 2.17(a), neither NAI nor any NAI Subsidiary is in violation of any order of any Governmental Entity, or any law, ordinance, governmental rule or regulation ("Laws") to which NAI or any NAI Subsidiary is subject, except for such violations that, individually or in the aggregate would not have an NAI Material Adverse Effect.

                (b) Neither NAI nor any NAI Subsidiary has either prepared or distributed a franchise disclosure document. Except as set forth on Schedule 2.17(b), NAI has not offered a franchise as that term is defined by the federal and state franchise laws. Except as set forth on Schedule 2.17 (b), NAI is exempt from and has not violated any federal or state franchise laws.

         2.18. No Brokers, Finders or Investment Bankers. Neither NAI, nor any of its officers or directors, or the Sellers, has employed any broker or finder or investment banker or incurred any liability which remains unsatisfied for any brokerage or finder's fee or commission or similar payments in connection with this Agreement and the transactions contemplated hereby.

         2.19. Absence of Changes in Benefit Plans; ERISA Compliance. Except as set forth on Schedule 2.19, there has not been any adoption of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of NAI, any NAI Subsidiary, or any person Affiliated with NAI under
Section 414(b), (c), (m) or (o) of the Code (collectively, "NAI Benefit
Plans").

         All NAI Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in compliance in all material respects with all applicable requirements of law, including but not limited to ERISA and the Code and neither NAI nor any NAI Subsidiary has any material liabilities or obligations with respect to any such NAI Benefit Plan, whether accrued, contingent or otherwise. The execution of, and performance of the transactions contemplated by the Transaction Documents will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any NAI Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefit or obligation to fund benefits with respect to any employee or director. There are no severance agreements or severance policies applicable to employees of NAI or any NAI Subsidiary.

         2.20. Employees & Employee Policies. Set forth as Schedule 2.20(a) is a true, complete and correct list of each employee and such employee's position and salary as of the date hereof. A copy of each employee handbook of NAI currently in effect has previously been made available to the Buyer. Such handbook fairly and accurately summarizes all material employee policies, vacation policies and payroll practices of NAI and each NAI Subsidiary.

         2.21.  Broker Members, Brokerage and Other Services. Set forth as
Schedule 2.21(a) is a true, complete and correct list of each real estate broker that is a member of the NAI network (the "Broker Member") and each agreement between NAI and a Broker Member (the "Broker Member Agreement"). The Sellers and NAI have delivered to the Buyer true, correct and complete copies of the Broker Member Agreements. To the best of the Sellers' and NAI's knowledge after due inquiry, each Broker Member is licensed as a real estate broker in each jurisdiction where such Broker Member is required to be licensed. Each Broker Member Agreement is in full force and effect and no party to any Broker Member Agreement has given notice of termination or its intent to terminate any Broker Member Agreement. Except as listed on Schedule 2.21(b) hereto, (i) each Broker Member is current in the payment of license transactional fees due NAI and, as of the date hereof, there are no commissions due any Broker Member by NAI or any NAI Subsidiary. Set forth on
Schedule 2.21(c) is a true, complete and correct listing of each assignment in progress. Set forth on Schedule 2.21(d) is a true, complete and correct listing of all corporate and institutional clients and true, complete and correct copies of all contracts with corporate and institutional clients still in effect has been provided to the Buyer. Set forth on Schedule 2.21(e) is a true, complete listing of all ancillary services contracts, and true, complete and correct copies of all ancillary services contracts have been delivered to the Buyer.

         2.22. Environmental Representations. None of NAI or any NAI Subsidiaries or, to the best of NAI's and the Sellers' knowledge after due inquiry, any other person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the properties of NAI or any NAI Subsidiary (the "NAI Properties"), or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the NAI Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have an NAI Material Adverse Effect; and in connection with the construction on or operation and use of the NAI Properties, NAI and the NAI Subsidiaries have not failed to comply in any material respect with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except to the extent such failure to comply, individually or in the aggregate, would not have an NAI Material Adverse Effect.

         2.23. Intellectual Property Representations. NAI and each NAI Subsidiary has valid, legal rights to use, all trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights, whether or not registered (collectively, the "Intellectual Property Rights"), which are necessary to, or used in, their respective businesses. Neither NAI nor any NAI Subsidiary is a defendant in any claim, suit, action or proceeding relating to their respective businesses which involves a claim of infringement of any trademarks or service marks. Neither the Sellers nor NAI has any knowledge of any existing infringement by another person of any of the Intellectual Property Rights belonging to NAI or any NAI Subsidiary. Neither the Sellers nor NAI has received notice of the infringement by NAI or any NAI Subsidiary of any infringement of any Intellectual Property Rights of a third party. Set forth on
Schedule 2.23 is a true, complete and correct list of all Intellectual Property Rights of NAI or any NAI Subsidiary.

         2.24. Access to Records. NAI and the Sellers have been afforded full and complete access to all information and other materials relating to the Buyer and its affiliates and the properties, business, financial condition and operations of the Buyer and any other matters, relating to the Buyer or the Transaction Documents and the transactions contemplated thereby which NAI or the Sellers have requested, or deemed necessary in evaluating the merits and risks of acquiring the Buyer Notes and the Buyer Common Shares (as defined herein), and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any information provided. NAI and the Sellers acknowledge that they have received copies of the documents filed by the Buyer with the Securities and Exchange Commission (the "SEC") as set forth on Schedule 2.24 (the "SEC Documents").

         2.25. Responses from Buyer. The Sellers have had the opportunity to ask and have answered any questions concerning the financial condition, business or operations or any other matter with respect to the Buyer and its affiliates or with respect to the merits and risks of an acquisition of the Buyer Notes or the Buyer Common Shares, and NAI and the Sellers have received complete and satisfactory answers to all such questions.

         2.26. No Representation Regarding Investment. No representation to NAI or the Sellers has been made with respect to any tax or economic benefits to be derived from an investment in the Buyer Notes or the Buyer Common Shares or as to any other matter. NAI and the Sellers are relying solely upon their own knowledge and upon the advice of their personal advisors with respect to the tax, economic and other aspects of an investment in the Buyer Notes or the Buyer Common Shares issuable upon conversion of the Notes.

         2.27. Private Company; Prior Offerings. NAI is not now, nor has it ever been, subject to section 12 or 15 of the Securities Exchange Act of 1934, as amended. Each offer and issuance of securities by NAI has been pursuant to a valid exemption from registration under the Securities Act, and applicable state securities laws and have been conducted in compliance with all federal and state securities laws. The NAI Common Stock has never been traded on an "established securities market" within the meaning of Section 453(k)(2) of the Code.

         2.28. Informed Investment Decisions. The Sellers have carefully reviewed and understand the SEC Documents and other information provided by the Buyer and they have such knowledge and experience in financial, business and real estate matters that they are capable of evaluating the merits and risks of an acquisition of the Buyer Notes and the Buyer Common Shares and of making an informed investment decision. NAI and the Sellers have retained their own counsel, accountant and/or other advisors as to the legal, tax and related matters concerning the acquisition of the Buyer Notes and the Buyer Common Shares.

         2.29. Receipt of Buyer Registration Statements. Sellers have received and reviewed copies of the Exchange Offer Registration Statement and the Distribution Registration Statement (collectively, the "Registration Statements"). Such Registration Statements do not contain an untrue statement of a material fact relating to NAI or any NAI Subsidiary or their respective officers, directors or stockholders or omit to state any material fact relating to NAI or any NAI Subsidiary or their respective officers, directors or stockholders required to be stated herein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE 3

         3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers as follows:

         3.1. Organization and Good Standing. (i) The Buyer is a real estate investment trust duly formed and existing by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessment and Taxation of Maryland ("SDAT") and (ii) the Buyer has all requisite trust power to own and operate, lease and encumber its properties and assets and to carry on its business as it is now being conducted.

         3.2. Capitalization of the Buyer. The authorized shares of beneficial interest of the Buyer consist of 100,000,000 shares of beneficial interest. As of December 31, 1997, the Buyer had issued and outstanding 222,750 Series C cumulative redeemable preferred shares of beneficial interest; 11,155 Series A-1 increasing rate cumulative convertible preferred shares of beneficial interest; 1,183,331 Series B cumulative convertible preferred shares of beneficial interest; 1,800,000 Series D cumulative convertible preferred shares of beneficial interest; and 10,415,427 common shares of beneficial interest. All of the issued and outstanding shares of beneficial interest of the Buyer have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.2 hereto, as of the date hereof, there are no outstanding options or warrants to purchase shares of beneficial interest of the Seller.

         3.3. Authority of the Buyer. The Buyer has all requisite trust power and authority to execute and deliver this Agreement and the other Transactions Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents and the consummation by the Buyer of the transactions contemplated by this Agreement and the other Transaction Documents have been duly and validly authorized and approved by all requisite trust action of the Buyer and no other trust proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Buyer and constitute valid and binding agreements of the Buyer enforceable against the Buyer in accordance with their terms.

         3.4. Consents and Approvals; No Violations. Except for applicable requirements of state Blue Sky laws, if any, and as set forth in Schedule 3.4 hereto, no filing or registration with, and no consent, authorization, declaration or approval of, any Governmental Entity, or any third party, is necessary for the execution, delivery and performance by the Buyer of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Neither the execution, delivery and performance by the Buyer of this Agreement or the other Transaction Documents nor the consummation by the Buyer of the transactions contemplated by this Agreement or the other Transaction Documents will (i) conflict with or constitute any violation or breach of any provision of the Declaration of Trust of the Buyer, (ii) conflict with or constitute any violation or breach of any provision of, or constitute a default (or an event which, with the giving of notice or the passage of time or both) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrances upon any of the properties of the Buyer under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any agreement, or any license, franchise, permit, concession, lease, contract, or other instrument, or other obligation to which the Buyer is a party, or by which the Buyer or any of its properties is bound or affected or (iii) conflict with or constitute any violation of any judgment, order, decree, statute, law, ordinance rule or regulation applicable to the Buyer.

         3.5. Buyer Common Shares. The Buyer has reserved for issuance a sufficient number of Common Shares of the Buyer (the "Buyer Common Shares") to satisfy its obligations to issue common shares of the Buyer upon the conversion of the Buyer Notes. The Buyer Common Shares to be issued upon conversion of the Buyer Notes will be validly issued, fully paid and non-assessable shares at the time so issued. There are no preemptive rights with respect to the Buyer Common Shares.

         3.6. No Brokers, Finders or Investment Bankers. Neither the Buyer, nor any of its officers or directors has employed any broker or finder or investment banker or incurred any liability which remains unsatisfied for any brokerage or finder's fee or commission or similar payments in connection with this Agreement and the transactions contemplated hereby.

         3.7. SEC Filings. As of the date hereof, the Buyer has filed timely all reports and any definitive proxy or information statements required to be filed by the Seller with the Securities and Exchange Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

         3.8. Access to Records. The Buyer has been afforded full and complete access to all information and other materials relating to NAI and the business, financial condition and operations of NAI and any other matters, relating to NAI or the Transaction Documents and the transactions contemplated thereby which the Buyer has requested, or deemed necessary in evaluating the merits and risks of acquiring the NAI Common Stock, and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any information provided.

         3.9. Responses from NAI. The Buyer has had the opportunity to ask and have answered any questions concerning the financial condition, business or operations or any other matter with respect to NAI or with respect to the merits and risks of an acquisition of the NAI Common Stock, and the Buyer has received complete and satisfactory answers to all such questions.

         3.10. No Representation Regarding Investment. Except as set forth in this Agreement, no representation to the Buyer has been made with respect to any tax or economic benefits to be derived from an investment in the NAI Common Stock or as to any other matter. The Buyer is relying solely upon its own knowledge and upon the advice of its personal advisors with respect to the tax, economic and other aspects of an investment in the NAI Common Stock.

                                  ARTICLE 4

         4.     Covenants.

         4.1. Other Transaction Proposals. Unless and until this Agreement shall have been terminated in accordance with its terms, neither NAI nor the Sellers shall, nor shall NAI permit any of its subsidiaries or Affiliates, or any of its or their respective officers, directors or employees, or any investment banker, financial advisor, attorney, accountant for, or other representative of, retained by them to, (a) solicit, initiate, encourage (including by way of furnishing information) or facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of 10% or more of the assets of, or any 5% or greater equity interest in, NAI or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of

10% or more of the assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving NAI or any of its subsidiaries or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay any of the transactions contemplated by the Transaction Documents, the Exchange Offer Registration Statement or the Distribution Registration Statement (the "Proposed Transactions") or materially dilute the benefits to the Buyer of such transactions (any "Other Transaction Proposal") or agree to or endorse any Other Transaction Proposal, (b) propose, or enter into or participate in any discussions or negotiations regarding any of the foregoing, furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing set forth in subsection (a) above or this subsection (b), or (c) sell, transfer or encumber any real property investments or partnership or joint venture interests of NAI or enter into any agreement to do so. The preceding sentence shall not prohibit (i) furnishing information pursuant to an appropriate confidentiality letter concerning NAI and its businesses, properties or assets to a third party who has made any bona fide Other Transaction Proposal after the date hereof which is not as a result of a breach of this Section 4.1, (ii) engaging in discussions or negotiations with such a third party who has made any bona fide Other Transaction Proposal after the date hereof which is not as a result of a breach of this Section 4.1, or
(iii) taking and disclosing to its stockholders a position with respect to any bona fide Other Transaction Proposal which is not as a result of a breach of
Section 4.1, but in each case referred to in the foregoing clauses (i) through
(iii) only after the Board of Directors of NAI concludes in good faith following consultation with, and receipt of an opinion of, outside counsel that such action is necessary for the Board of NAI to comply with its fiduciary obligations under applicable law. If NAI receives notice from a third party of any Other Transaction Proposal after the date hereof, then NAI shall immediately inform the Buyer of the receipt thereof, and provide a general summary of such proposal, and shall keep the Buyer informed of the status of any such proposal and any response to such proposal. Nothing in this Section 4.1 shall (x) permit NAI or the Sellers to terminate this Agreement (except as specifically provided in Article 6 hereof), (y) permit NAI or the Sellers to enter into any agreement with respect to any Other Transaction Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, neither NAI, the NAI Subsidiaries nor the Sellers shall enter into any agreement with any person that provides for, or in any way facilitates, any Other Transaction Proposal), or (z) affect any other obligation of any party under this Agreement.

         4.2.   Conduct of Businesses.

         (i) Prior to the Closing, unless the other party has consented in writing thereto, the Buyer, NAI and the Sellers (with respect to NAI):

                (a) Shall use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

                (b) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of or before any Governmental Entity, or the breach in any material respect of any representation or warranty contained herein; and

                (c) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

         (ii) Prior to the Closing Date, unless the Buyer has consented in writing thereto, NAI and each of the NAI Subsidiaries shall, and the Sellers shall cause NAI and each of the NAI Subsidiaries to:

                (a) Conduct their operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                (b) Not amend their Certificate of Incorporation or Bylaws or other organizational documents, in each case as amended, supplemented and/or restated to the date hereof;

                (c) Not (i) issue any shares of their capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of their capital stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

                (d) Not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of the NAI Subsidiaries, or make any commitment for any such action except for the redemption of the NAI Preferred Stock in accordance with its terms; and

                (e) Not sell, lease or otherwise dispose of (i) any of its capital stock of or other interests in the NAI Subsidiaries or (ii) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

                (f) Not make any loans, advances or capital contributions to, or investments in, any other Person in excess of $1,000;

                (g) Not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent audited consolidated financial statements (or the notes thereto) of NAI delivered to the Buyer in accordance with Section 2.12 hereof or incurred in the ordinary course of business consistent with past practice;

                (h) Not enter into any commitment, contract or agreement which may result in total payments or liability by or to it in excess of $10,000, other than broker membership agreements or affiliate member agreements entered into in the ordinary course of business; and

                (i) Not enter into any commitment, contract or agreement with any officer, director, consultant or affiliate of NAI or any of the NAI Subsidiaries.

         (iii) Prior to the Closing Date, unless the Sellers have consented in writing thereto, the Buyer shall not effect any stock split, reverse stock split, recapitalization or other similar transactions.

         4.3. Filings; Other Action. Subject to the terms and conditions herein provided, each of the parties hereto shall: (a) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Proposed Transactions and
(ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable best efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to NAI, the Sellers and the Buyer necessary to effectuate the Proposed Transactions, and (c) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Proposed Transactions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of NAI, the Buyer and the Sellers shall take all such necessary action.

         4.4. Inspection of Records; Opportunity to Ask Questions. From the date hereof to the Closing, NAI shall allow all designated officers, attorneys, accountants and other representatives of the Buyer access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of NAI and the NAI Subsidiaries. NAI and the Sellers will continue to cause the managerial employees, counsel, regular independent certified public accountants and consultants of NAI and each of the NAI Subsidiaries to be available upon reasonable notice to answer questions of the Buyer and its duly authorized representatives. Any investigation carried out by the Buyer or its authorized representatives shall not affect or mitigate NAI's or the Sellers' covenants, representations and warranties in this Agreement, which shall continue in full force and effect.

         4.5. Publicity. The Buyer and NAI shall, subject to their legal obligations (including requirements of stock exchanges and other similar regulatory bodies) consult with each other before issuing any press release or making any other public statement, or making any disclosure to any third party, with respect to the Proposed Transactions, and shall not issue any such press release, make any such public statement, or make any such disclosure, without the prior written consent of the other party which consent shall not be unreasonably withheld. It is further agreed that in determining whether or not a press release or other public statement or disclosure should be issued or made and its contents, the overriding concerns shall be that the Buyer is a public company and its obligations as a result thereof and all issues shall be resolved with that in mind.

         4.6. Listing Application. The Buyer shall promptly prepare and submit to the NYSE a supplemental listing application covering the Buyer Common
Shares, and shall use its reasonable efforts to obtain, prior to the Closing Date, approval for the listing of such Buyer Common Shares, subject to official notice of issuance.

         4.7. Further Action. Each party hereto shall, subject to the fulfillment at or before the Closing Date by the other party of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Proposed Transactions.

         4.8. Sale of Securities of NAI and the Buyer. The Sellers shall not sell or transfer, directly or indirectly, any shares of NAI Common Stock, any Buyer Notes, any Buyer Common Shares or any Rights held by the Sellers, directly or indirectly, for a period of three years from the Closing Date, except that (i) the Finns may transfer shares of NAI Common Stock, Buyer Notes (other than Buyer Notes held in Escrow pursuant to Section 7.5 hereof), and Buyer Common Shares to members of their immediate family (subject to such transferees agreeing to be bound by this Agreement) and (ii) the Trust may transfer shares of NAI Common Stock, Buyer Notes (other than Buyer Notes held in escrow pursuant to Section 7.5 herein), and Buyer Common Shares to the Finns). The Buyer Common Shares, the Buyer Notes and the NAI Common Stock shall bear restrictive legends to the effect of the foregoing.

         4.9. Expenses. If the Proposed Transactions are consummated, all costs and expenses incurred by all parties in connection with the Proposed Transactions shall be paid by NAI, including, without limitation, the filing fee in connection with the filing of the Exchange Offer Registration Statement with the SEC, accounting fees, attorneys' fees and the expenses incurred in connection with printing and mailing the Exchange Offer Registration Statement.

         4.10. Reincorporation Merger. On the date hereof, the Sellers have entered into a nonunanimous written consent (the "Written Consent") of the shareholders of NAI, in the form attached hereto as Exhibit A, authorizing, among other things, the merger of NAI with and into New America International, Inc., a Maryland corporation and a wholly-owned subsidiary of NAI. The Finns agree that they will not take any action to modify, revoke, rescind or in any other way affect the Written Consent and the transactions authorized therein without the written consent of the Buyer.

         4.11. Board of Directors of NAI. The Buyer and the Sellers agree that immediately following the consummation of the Exchange Offer, the Board of Directors of NAI shall be reconstituted to consist of Gerald C. Finn, Jeffrey
M. Finn, Joseph Grossman, Norman M. Kranzdorf, Robert H. Dennis, Michael Kranzdorf, Peter O. Hanson and Bernard J. Korman.

         4.12. Restriction on Convertibility of the Buyer Notes. Notwithstanding the fact that the Buyer Notes, by their terms, become convertible into Buyer Common Shares two years after the Closing Date, the Sellers agree that they will not convert the Buyer Notes issued to them into Buyer Common Shares until a date at least three years after the Closing Date; provided, however, that in the event that (i) the Buyer, in accordance with the terms of the Buyer Notes, sends out a notice of redemption relating to the Buyer Notes prior to a date three years after the Closing or (ii) there is a Change in Control or an Event of Default (each as defined in the Exchange Offer Registration Statement), then the Sellers may convert the Buyer Notes issued to them, in accordance with the terms of the Buyer Notes, prior to a date three years after the Closing but in no event prior to the date one year after the date of issuance of the Buyer Notes.

                                  ARTICLE 5

         5.     Conditions.

         5.1. Conditions to Each Party's Obligation to Consummate the Exchange Offer. The respective obligation of each party to consummate the Exchange
Offer shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                (a) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the Proposed Transactions. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

                (b) The Exchange Offer Registration Statement and the Distribution Registration Statement shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the Proposed Transactions shall have been obtained and no stop order with respect to any of the foregoing shall be in effect.

                (c) 10,379,531 shares of NAI Common Stock, representing 80% of the total number of issued and outstanding shares of NAI Common Stock have been validly tendered and not withdrawn prior to the Expiration Date pursuant to the Exchange Offer Registration Statement.

                (d) The Buyer shall have obtained the approval for the listing of the Buyer Common Shares on the NYSE, subject to official notice of issuance.

                (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or third parties required in connection with the Proposed Transactions shall have been obtained or made.

                (f) Each party shall have delivered all such documents or certificates and disclosed such information as the other party may reasonably request.

         5.2. Conditions to Obligations of the Buyer to Consummate the Exchange Offer. The obligation of the Buyer to consummate the Exchange Offer shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by the Buyer:

                (a) NAI and the Sellers shall have performed their agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of NAI and the Sellers contained in this Agreement (without giving effect to any materiality qualifications or exceptions contained therein) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the Buyer shall have received a certificate of the President or a Vice President of NAI and of each of the Sellers, dated the Closing Date, certifying to such effect;

                (b) NAI and the Finns shall have entered into employment agreements (the "Employment Agreements"), substantially in the form of Exhibits B-1 and B-2 hereto.

                (c) The Sellers and an escrow agent shall have entered into an Escrow Agreement (the "Escrow Agreement"), substantially in the form of Exhibit C hereto, and the principal amount of $800,000 of the Buyer Notes issued to G. Finn and the principal amount of $200,000 of the Buyer Notes issued to J. Finn shall be deposited with the escrow agent pursuant to the Escrow Agreement.

                (d) The Buyer shall have received evidence in writing that Matthew Arnold, Robert McMenamin, and Marc Shegoski have resigned from the Board of Directors of NAI, effective as of the Closing Date.

                (e) The Buyer shall have received the opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, dated the Closing Date, to the effect set forth in Sections 2.1 (except with respect to foreign qualification for which no opinion need be given), 2.2, 2.3 (except with respect to foreign qualification for which no opinion need be given), 2.5, 2.6, 2.17 (except with respect to laws governing brokerage commissions and franchise laws as to which no opinion need be given),
         2.27 and 2.29, subject to customary assumptions, limitations and qualifications.

                (f) Any waiver or consent of the holders of the NAI Preferred Stock required in connection with the Proposed Transactions shall have been obtained.

                (g) From the date of this Agreement through the Closing, there shall not have occurred any change in the financial condition, business, operations or prospects of NAI and the NAI Subsidiaries, taken as a whole, that would have or would be reasonably likely to have an NAI Material Adverse Effect.

                (h) Norma Finn shall have entered into a letter agreement pursuant to which she has agreed not to convert the Buyer Notes issued to her until a date at least three years following the Closing Date; provided, however, that in the event that (i) the Buyer, in accordance with the terms of the Buyer Notes, sends out a notice of redemption relating to the Buyer Notes prior to a date three years after the Closing or (ii) there is a Change of Control or an Event of Default (each as defined in the Exchange Offer Registration Statement), then Norma Finn may convert the Buyer Notes issued to her, in accordance with the terms of the Buyer Notes, prior to a date three years after the Closing but in no event prior to the date one year after the date of issuance of the Buyer Notes..

         5.3. Conditions to Obligation of NAI and the Sellers to Consummate the Exchange Offer. The obligations of NAI and the Sellers to consummate the Exchange Offer shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Sellers:

                (a) The Buyer shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Buyer contained in this Agreement (without giving effect to any materiality qualifications or exceptions contained therein) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and NAI and the Sellers shall have received a certificate of the President or a Vice President of the Buyer, dated the Closing Date, certifying to such effect.

                (b) NAI shall have received the opinion of Robinson
         Silverman Pearce Aronsohn & Berman LLP or Ballard Andrews & Ingersoll LLP, dated the Closing Date, substantially to the effect set forth in Sections 3.1, 3.2, 3.3 and 3.4, subject to customary assumptions, limitations and qualifications.

                (c) NAI and the Finns shall have entered into the Employment Agreements.

                (d) From the date of this Agreement through the Closing, there shall have not occurred any material adverse change in the financial condition, business, operations or prospects of the Buyer and its subsidiaries taken as a whole; provided, however, that any change in the stock price of the Buyer will not constitute a material adverse change under this Section 5.3(d).

                                  ARTICLE 6

         6.     Termination.

         6.1. Termination by Mutual Consent. This Agreement and the Exchange Offer may be terminated at any time prior to the Closing Date, by the mutual written consent of the Buyer and NAI.

         6.2. Termination by the Sellers, NAI or the Buyer. This Agreement may be terminated and the Exchange Offer may be terminated by action of the Sellers, the Board of Directors of NAI or the Board of Trustees of the Buyer if (a) the Exchange Offer shall not have been consummated by December 31, 1998, or (b) a United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

         6.3. Termination by the Sellers or NAI. This Agreement may be terminated and the Exchange Offer may be terminated at any time prior to the Closing Date, by action of the Sellers or the Board of Directors of NAI, if
(a) in the exercise of its good faith judgment following consultation with, and receipt of an opinion of, outside counsel that such action is necessary for the Board of Directors of NAI to comply with its fiduciary duties to its shareholders imposed by law, the Board of Directors of NAI determines that such termination is required by reason of any Other Transaction Proposal being made, or (b) there has been a breach by the Buyer of any representation or warranty contained in this Agreement which would have or would be reasonably likely to materially impair the Buyer's ability to consummate the transactions contemplated by the Transaction Documents, which breach is not curable by December 31, 1998, (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Buyer, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by NAI or the Sellers to the Buyer, (d) the consideration being offered in the Exchange Offer for each share of NAI Common Stock is reduced below $.7707 of the Buyer Notes, without the consent of the Sellers, or (e) after the date hereof: (i) any domestic or international event or act or occurrence has materially disrupted, or in the opinion of the Sellers will in the immediate future materially disrupt, the securities markets; (ii) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market; (iii) a banking moratorium shall have been declared either by Federal or New York State authorities; (iv) there shall have occurred any outbreak or material escalation of hostilities or other calamity or crises the effect of which on the financial markets of the United States or on the United States is such as to make it, in the judgment of the Sellers, impracticable to consummate the Proposed Transactions; or (v) any restriction materially adversely affecting the Proposed Transactions which was not in effect on the date hereof shall have become effective. Notwithstanding the foregoing, any termination pursuant to this Section 6.3(a) shall only be effective if, simultaneously with such termination, all sums that NAI and the Sellers are required to pay to the Buyer pursuant to Section 6.5 have been paid.

         6.4. Termination by the Buyer. This Agreement may be terminated and the Exchange Offer may be terminated at any time prior to the Closing Date, by action of the Board of Trustees of the Buyer, if (a) after the date hereof:
(i) any domestic or international event or act or occurrence has materially disrupted, or in the opinion of the Buyer will in the immediate future materially disrupt, the securities markets; (ii) a general suspension of, or a general limitation on prices for, trading in securities on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market; (iii) a banking moratorium shall have been declared either by Federal or New York State authorities; (iv) there shall have occurred any outbreak or material escalation of hostilities or other calamity or crises the effect of which on the financial markets of the United States or on the United States is such as to make it, in the judgment of the Buyer, impracticable to consummate the Proposed Transactions; or (v) any restriction materially adversely affecting the Proposed Transactions which was not in effect on the date hereof shall have become effective; (b) there has been a breach by NAI or the Sellers of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an NAI Material Adverse Effect or, materially impair NAI's or the Seller's ability to consummate the transaction contemplated by the Transaction Documents, which breach is not curable by December 31, 1998, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of NAI or the Sellers which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Buyer to NAI and the Sellers.

         6.5.   Effect of Termination and Abandonment.

         (a)    If an election is made to terminate this Agreement pursuant to
Section 6.3(a), 6.4(b) or 6.4(c), (i) NAI and the Sellers shall immediately reimburse the Buyer for the Buyer's costs and expenses, including, without limitation, legal and accounting fees, printing and filing fees, incurred in connection with its due diligence and negotiation and efforts to enter into this Agreement, prepare, file and process the Registration Statements and consummate transactions contemplated hereby and thereby and (ii) if NAI and the Sellers consummate any Other Transaction Proposal relating to in excess of 10% of NAI's assets or outstanding capital stock within 180 days of December 31, 1998 or at any time thereafter pursuant to a definitive agreement entered into within such 180-day period, NAI and the Sellers shall immediately pay in cash to the Buyer a termination fee of $1,000,000.

         (b)    If an election is made to terminate this Agreement pursuant to
Section 6.3(b) 6.3(c) or 6.3(d), the Buyer shall immediately reimburse NAI and the Sellers for up to $100,000 of their costs and expenses, including, without limitation, legal and accounting fees, incurred in connection with its due diligence, negotiation and efforts to enter into this Agreement, prepare, file and process the Registration Statements and consummate the transactions contemplated hereby and thereby.

         (c) In the event of termination of this Agreement and the termination of the Exchange Offer pursuant to this Article 6, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 6.5 and except for the provisions of Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.9, 8.10, 8.12, 8.13, and 8.14.

         6.6. Extension; Waiver. At any time prior to the Closing Date, any party hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or
(c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 7

         7.     Indemnification.

         7.1. By the Sellers. The Sellers and, in the event the transactions contemplated by this Agreement are not consummated, NAI, jointly and severally, agree to indemnify and hold harmless the Buyer and its respective Affiliates, and their respective shareholders, partners, trustees, directors, officers, employees, agents, successors and assigns (each an "indemnified person") from and against, and to reimburse any such indemnified person when incurred with respect to, any loss, damage, liability claim, cost and expense, including reasonable attorneys' fees ("Losses") incurred by such indemnified person by reason of or arising out of or in connection with (i) the breach of any representation or warranty made by or on behalf of NAI or any Seller contained in this Agreement, any other Transaction Document or any exhibit hereto or thereto or in any schedule or certificate furnished or to be furnished to the Buyer pursuant to or in connection with this Agreement, any other Transaction Document or any of the transactions hereby contemplated;
(ii) the failure of NAI or any Seller to perform any agreement required by this Agreement or any other Transaction Document to be performed by such Person; and (iii) the allegation by any third party of the existence of any state of facts which if it existed would constitute a breach of any representation or warranty made by or on behalf of NAI or any Seller contained in this Agreement, any other Transaction Document or any exhibit hereto or thereto or in any schedule or certificate furnished or to be furnished to the Buyer pursuant to or in connection with this Agreement any other Transaction Document or any of the transactions hereby contemplated.

         Each indemnified person agrees to give prompt notice to the Sellers of any claim by any third party for which such indemnified party may request indemnification under this Section 7.1 (except any failure or delay to give such notice shall not relieve any Seller of its obligations hereunder unless and only to the extent, if at all, any such Person has been irrevocably prejudiced directly by reason of such failure or delay).

         If (a) any such third party claim shall be a claim solely for monetary damages, (b) the entire amount of such claim shall not be subject to the limitations on indemnification set forth in Section 7.4 hereof, and (c) the Sellers shall agree in writing within ten business days after receipt of notice of such claim that they are required, pursuant to this Section 7.1, to indemnify for the full amount of such claim, then the Sellers shall be entitled to control the contest, defense, settlement or compromise of any such claim (including the engagement of counsel in connection therewith), at their own cost and expense, including the cost and expense of attorneys' fees in connection with such contest, defense, settlement or compromise and each indemnified person shall have the right to participate in the contest, defense, settlement or compromise of any such claim at its cost and expense, including the cost and expense of attorneys' fees in connection with such participation; provided, however, that, the Sellers shall not settle or compromise any such claim without the prior written consent of the indemnified persons, unless the sole relief provided is monetary damages that are paid in full by the Sellers and such settlement includes an unconditional release of the indemnified persons of all liabilities in respect of such claims.

         If such claim shall not be solely a claim for monetary damages and/or such claim shall be subject, in whole or in part, to the limitations on indemnification set forth in Section 7.4, but the Sellers shall agree in writing within ten business days after receipt of notice of such claim that they are required, pursuant to this Section 7.1 (but subject to the limitations set forth in Section 7.4), to indemnify each indemnified person for the full amount of such claim, then the contest, defense, settlement and compromise of such claim shall be controlled jointly by the Sellers, on the one hand, and the indemnified persons, on the other hand (and any counsel engaged in connection therewith shall be acceptable to both such groups), at the cost and expense of the Sellers, including the cost and expense of attorneys' fees in connection with such contest, defense, settlement or compromise, and such claim shall not be settled or compromised unless the indemnified persons, on the one hand, and the Sellers, on the other hand, jointly approve such settlement or compromise.

         If such claim shall not be a claim for monetary damages or the Sellers do not agree in writing within ten business days after receipt of notice of such claim that the Sellers are required, pursuant to this Section 7.1, to indemnify the indemnified persons for the full amount of such claim, then the indemnified persons shall control the contest, defense, settlement or compromise of any such claim (including the engagement of counsel in connection therewith), at the Sellers' cost and expense, including the cost and expense of attorneys' fees in connection with such contest, defense, settlement or compromise, and the Sellers shall have the right to participate in the contest, defense, settlement or compromise of any such claim at their own cost and expense, including the cost and expense of attorneys' fees in connection with such participation; provided, however, that the indemnified persons shall diligently defend any such claim and shall not settle or compromise any such claim without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

         7.2. By the Buyer. The Buyer agrees to indemnify and hold harmless the Sellers and their respective Affiliates, and their respective shareholders, partners, directors, officers, employees, agents, successors and assigns (each an "indemnified person") from and against, and to reimburse any such indemnified person when incurred with respect to, any and all Losses incurred by such indemnified person by reason of or arising out of or in connection with (i) the breach of any representation or warranty made by or on behalf of the Buyer contained in this Agreement, any other Transaction Document or any exhibit hereto or thereto or in any schedule or certificate furnished or to be furnished to the Sellers pursuant to or in connection with this Agreement, any other Transaction Document or any of the transactions hereby contemplated, (ii) the failure of the Buyer to perform any agreement required by this Agreement or any other Transaction Document to be performed by it, and (iii) the allegation by any third party of the existence of any or state of facts which if it existed would constitute a breach of any representation or warranty made by or on behalf of the Buyer contained in this Agreement, any other Transaction Document or any exhibit hereto or in any schedule or certificate furnished or to be furnished to the Sellers pursuant to or in connection with this Agreement, any other Transaction Document or any of the transactions hereby contemplated.

         Each indemnified person agrees to give prompt notice to the Buyer of any claim by any third party for which such indemnified party may request indemnification under this Section 7.2 (except any failure or delay to give such notice shall not relieve the Buyer of its obligations hereunder unless and only to the extent, if at all, that the Buyer has been irrevocably prejudiced directly by reason of such failure or delay).

         If (a) any such third party claim shall be solely for monetary damages and (b) the Buyer shall agree in writing within ten business days after receipt of notice of such claim that it is required, pursuant to this
Section 7.2, to indemnify for the full amount of such claim, then the Buyer shall be entitled to control the contest, defense, settlement or compromise of any such claim (including the engagement of counsel in connection therewith), at its own cost and expense, including the cost and expense of attorneys' fees in connection with such contest, defense, settlement or compromise and each indemnified person shall have the right to participate in the contest, defense, settlement or compromise of any such claim at its own cost and expense, including the cost and expense of attorneys' fees in connection with such participation; provided, however, that, the Buyer shall not settle or compromise any such claim without the prior written consent of the indemnified persons, unless the sole relief provided is monetary damages that are paid in full by the Buyer and such settlement includes an unconditional release of the indemnified persons of all liabilities in respect of such claims.

         If such claim shall not be solely a claim for monetary damages, but the Buyer shall agree in writing within ten business days after receipt of notice of such claim that it is required, pursuant to this Section 7.2, to indemnify each indemnified person for the full amount of such claim, then the contest, defense, settlement and compromise of such claim shall be controlled jointly by the Buyer, on the one hand, and the indemnified person, on the other hand (and any counsel engaged in connection therewith shall be acceptable to both such groups), at the cost and expense of the Buyer, including the cost and expense of attorneys' fees in connection with such contest, defense, settlement or compromise, and such claim shall not be settled or compromised unless the indemnified persons, on the one hand, and the Buyer, on the other hand, jointly approve such settlement or compromise.

         If such claim shall not be a claim for monetary damages or the Buyer does not agree in writing within ten business days after receipt of notice of such claim that it is required, pursuant to this Section 7.2 to indemnify the indemnified persons for the full amount of such claim, then the indemnified persons shall control the contest, defense, settlement or compromise of any such claim (including the engagement of counsel in connection therewith), at the Buyer's cost and expense, including the cost and expense of attorneys' fees in connection with such contest, defense, settlement or compromise, and the Buyer shall have the right to participate in the contest, defense, settlement or compromise of any such claim at their own cost and expense, including the cost and expense of attorneys' fees in connection with such participation; provided, however, that the indemnified persons shall diligently defend any such claim and shall not settle or compromise any such claim without the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

         7.3. By NAI. NAI agrees to indemnify and hold harmless the Buyer and its respective Affiliates, and their respective shareholders, partners, trustees, directors, officers, employees, agents, successors and assigns (each an "indemnified person") from and against, and to reimburse any such indemnified person when incurred with respect to, any Losses incurred by such indemnified person by reason of or arising out of or in connection with the failure of NAI to comply with (i) any Laws relating to real estate brokers or
(ii) any federal or state franchise Laws.

         Each indemnified person agrees to give prompt notice to NAI of any claim by any third party for which such indemnified party may request indemnification under this Section 7.3 (except any failure or delay to give such notice shall not relieve NAI of its obligations hereunder unless and only to the extent, if at all, any such Person has been irrevocably prejudiced directly by reason of such failure or delay).

         If (a) any such third party claim shall be a claim solely for monetary damages and (b) NAI shall agree in writing within ten business days after receipt of notice of such claim that they are required, pursuant to this
Section 7.3, to indemnify for the full amount of such claim, then NAI shall be entitled to control the contest, defense, settlement or compromise of any such claim (including the engagement of counsel in connection therewith), at their own cost and expense, including the cost and expense of attorneys' fees in connection with such contest, defense, settlement or compromise and each indemnified person shall have the right to participate in the contest, defense, settlement or compromise of any such claim at its cost and expense, including the cost and expense of attorneys' fees in connection with such participation; provided, however, that, NAI shall not settle or compromise any such claim without the prior written consent of the indemnified persons, unless the sole relief provided is monetary damages that are paid in full by NAI and such settlement includes an unconditional release of the indemnified persons of all liabilities in respect of such claims.

         If such claim shall not be a claim solely for monetary damages or NAI does not agree in writing within ten business days after receipt of notice of such claim that NAI is required, pursuant to this Section 7.3, to indemnify the indemnified persons for the full amount of such claim, then the indemnified persons shall control the contest, defense, settlement or compromise of any such claim (including the engagement of counsel in connection therewith), at NAI's cost and expense, including the cost and expense of attorneys' fees in connection with such contest, defense, settlement or compromise, and NAI shall have the right to participate in the contest, defense, settlement or compromise of any such claim at its own cost and expense, including the cost and expense of attorneys' fees in connection with such participation; provided, however, that the indemnified persons shall diligently defend any such claim and shall not settle or compromise any such claim without the prior written consent of NAI, which consent shall not be unreasonably withheld.

         7.4. Limitation on Indemnification(s). Except as set forth in the proviso to this sentence, neither the Sellers, on the one hand, nor the Buyer, on the other hand, shall be required to pay any amounts pursuant to clause (i) or (iii) of Section 7.1, or pursuant to clause (i) or (iii) of Section 7.2 hereof (as the case may be) unless and until the aggregate of all Losses (other than those hereinafter referred to in the proviso to this sentence) incurred by all persons indemnified by such indemnifying parties under such clauses exceeds $80,000, in which event such indemnifying parties shall be liable, dollar-for-dollar, for the full amount of such Losses; provided that, notwithstanding the foregoing, the Sellers shall in all events be obligated to indemnify on a dollar-for-dollar basis from and against all Losses arising out of or in connection with the breach or alleged breach of the representations and warranties made in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.16, 2.18,
2.19, 2.27 and 2.29 and the Buyer shall be obligated to indemnify on a dollar-for-dollar basis from and against all Losses arising out of or in connection with the breach or alleged breach of the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7. In no event shall the Sellers be liable to the Buyer for any Losses for which a claim is made against the Sellers under Section 7.1(i) or 7.1(iii) (other than those arising out of or in connection with the breach or alleged breach of the representations and warranties made in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.14, 2.16, 2.18, 2.19, 2.27 and 2.29) in excess of $1,000,000.

         7.5. Escrow. In order to secure the obligations of the Seller to indemnify the Buyer pursuant to this Article 7, on the Closing Date, G. Finn and J. Finn are depositing with the escrow agent under the Escrow Agreement $800,000 principal amount of Buyer Notes and $200,000 principal amount of Buyer Notes, respectively. In any instance in which the Buyer has a claim for indemnity under this Article 7, the Buyer agrees that it will make a demand and a reasonable effort under the circumstances (which shall not require the Buyer to institute any suit or other action) to collect such claim against the funds, to the extent of such funds, then held under the Escrow Agreement, prior to making any claim against the Sellers with respect to such claim unless the claim exceeds the amount of such funds.

                                  ARTICLE 8

         8.     General Provisions.

         8.1. Survival. All statements, certifications, indemnifications, representations and warranties made hereby by the parties to this Agreement, and their respective covenants, agreements and obligations to be performed pursuant to the terms hereof, shall survive the Closing, notwithstanding any examination by or on behalf of any party hereto, notwithstanding any notice of a breach or of a failure to perform not waived in writing and notwithstanding the consummation of the transactions hereby contemplated with knowledge of such breach or failure, and (except with respect to those made in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.16, 2.18, 2.19, 2.27, 2.29, 3.1, 3.2, 3.3,
3.4, 3.5, 3.6 and 3.7 which shall survive without limitation, and those contained in Section 2.14, which shall survive until the expiration of the statute of limitations on the tax matters discussed therein) the representations and warranties made hereby by the parties shall terminate on the second anniversary of the Closing Date, except to the extent a party gives written notice to the other parties of any breach thereof on or before such date, and then only with respect to the matters described in such notice; provided, however, that nothing herein contained shall modify or be construed to modify in any respect whatsoever any covenant, agreement or obligation to be performed by any party pursuant to the provisions of this Agreement.

         8.2. Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

                If to the Buyer:

                     Mr. Norman Kranzdorf, President
                     Kranzco Realty Trust
                     128 Fayette Street
                     Conshohocken, Pennsylvania 19428
                     Facsimile:  (610) 941-9193

                With a copy to:

                     Alan S. Pearce, Esq.
                     Robinson Silverman Pearce
     Aronsohn & Berman LLP
                     1290 Avenue of the Americas
                     New York, NY  10104
                     Facsimile:  (212) 541-4630

                If to the Sellers or, prior to the Closing Date, NAI:

                     Mr. Gerald Finn, Chief Executive Officer
                     New America Network, Inc.
                     572 U.S. Route 130
                     Hightstown, New Jersey 08520
                     Facsimile: (609) 448-8126

                With a copy to:

                     Hal W. Mandel, Esq..
                     Greenbaum, Rowe, Smith,
                     Ravin, Davis & Himmel LLP
                     Metro Corporate Campus One
                     99 Wood Avenue South
                     Iselin, New Jersey 08830
                     Facsimile: (732) 549-1881

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

         8.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.4. Entire Agreement. This Agreement, the Exhibits and the Schedules and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         8.5. Amendment. This Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each of NAI and the Sellers hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

         8.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         8.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         8.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         8.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         8.11. Incorporation. All Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         8.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         8.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.14. Non-Recourse. This Agreement and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of the Buyer by the undersigned in his capacity as a trustee or officer of the Buyer, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of Kranzco, dated as of June 17, 1992, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of the Buyer shall be personally bound or have any personal liability hereunder. NAI and the Sellers shall look solely to the assets of the Buyer for satisfaction of any liability of the Buyer with respect to this Agreement. NAI and the Sellers will not seek recourse or commence any action against any of the shareholders of the Buyer or any of their personal assets, and will not commence any action for money judgments against any of the trustees or officers of the Buyer or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Buyer hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                KRANZCO REALTY TRUST


                                By: ____________________________________
                                    Name:
                                    Title:

                                NEW AMERICA NETWORK, INC.


                                By: ____________________________________
                                    Name:
                                    Title:


                                ____________________________________
                                Gerald C. Finn



____________________________________
 Jeffrey M. Finn



                                ____________________________________

                                Jeffrey M. Finn, as trustee of the Grantor
                                Retained Annuity Trust of Gerald C. Finn u/a dtd. May 12, 1998